Exhibit (d)(7)

TCS TEAMING AGREEMENT

This agreement (the “Agreement”) is made as of the 9th day of April 2013, between TeleCommunication Systems, Inc. (“Prime Contractor”), a Maryland corporation, with headquarters at 275 West Street, Suite 400, Annapolis, Maryland 21401 and Comtech Systems, Inc a Delaware corporation, (DUNS Number 791441173) with its principal place of business located at 2900 Titan Row, Suite 142, Orlando, Fl 32809 (“Subcontractor”).

Recitals

The U. S. Government through the Army Contracting Cmd-APG/PEO-C3T (the “Client”), has awarded an IDIQ Contract to TCS under the Global Tactical Advanced Communication Systems (GTACS) Program (the “Program”). Under the Program, the Client is expected to issue various Requests for Task Execution Plans (RTEPs) to be competitively bid among the Program awardees (the “Project” or “Projects”). The purpose of this Agreement is to set forth the terms under which the Subcontractor will submit exclusively to the Prime Contractor a technical, a management and a price proposal for services in support of the Prime Contractor’s proposed performance of the Project or Projects, to the extent the scope of any Project or Projects includes at least one of the items as defined by Attachment A, hereto. The parties have agreed upon certain terms and conditions for subcontracting between them. This Agreement sets forth those terms and conditions.

This Agreement applies only to the Project or Projects and the parties are free to act independently in all other matters.

Agreements

In consideration of the mutual promises herein contained, the parties agree as follows:

1.0           RELATIONSHIP OF PARTIES

The parties to this Agreement have the relationship of Prime Contractor to Subcontractor. This Agreement shall not be construed to create a joint venture, partnership or other form of business organization of any kind between the parties. At all times the Prime Contractor and Subcontractor shall remain independent contractors, each responsible for the performance of its assigned tasks.

2.0           PROPOSAL

2.1           Submission. The Subcontractor agrees to submit to the Prime Contractor, on a schedule to be agreed between the parties, a technical and management proposal covering the work described for the Subcontractor in Attachment A, together with summary price information. In addition, in the event the Client requires it, the Subcontractor agrees to submit a detailed price to the Prime Contractor for submission directly to the Client.

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2.2           Prime Contractor’s Proposal. The Prime Contractor agrees to submit to the Client a proposal for the Project (the “Proposal”). The Prime Contractor shall have sole responsibility for the content of the Proposal, including technical, management and price volumes.

2.3           Cooperation. The parties agree to cooperate in the exchange of information necessary for the development of the Proposal, and the Subcontractor agrees to make its personnel reasonably available for this purpose at such locations as the Prime Contractor may designate. However, each party shall be solely responsible for its own costs in Proposal preparation, including travel. Each party will be responsible for the cost of reasonable office space and administrative support provided to the representatives of other party at meetings held on that party’s premises.

2.4           Proposal Support. The Subcontractor agrees to provide such liaison effort and support personnel as may reasonably be required by the Prime Contractor to support the integration of the Subcontractor’s proposal material into the Proposal. If the Prime Contractor is involved in any written communication or presentations concerning the Proposal, the Subcontractor agrees, upon request, to provide reasonable support to the Prime Contractor, including participation in meetings and presentations with Client personnel.

2.5           Consultation. During the course of any negotiation with the Client concerning the Proposal, the Subcontractor agrees to make available on request such personnel or information as may reasonably be necessary to respond to Client requests, including changes in the Statement of Work, delivery schedule and general terms and conditions.

2.6           Direct Contacts. The Subcontractor agrees that it will not initiate any direct contacts with the Client concerning the Proposal, but will communicate with the Client through the Prime Contractor, except as otherwise agreed.

2.7           Authorized Representatives. Each party has designated one or more individuals within its organization as authorized representatives to act on its behalf in the preparation of their respective proposals, receipt of any proprietary information, and any negotiation between the parties pursuant to this Agreement, as follows:

	Contractual	Technical
Prime Contractor Subcontractor	Michael Koesters	Jim Sprungle

Each party may change its designation by written notice to the other party.

2.8           Proposal Data. During the term of this Agreement, it may be necessary for the parties to provide proprietary information to each other. Any party receiving such information agrees to protect it in accordance with and to the extent required by Non-Disclosure Agreement executed between the parties with an effective date of Nov 19, 2009 for three years (the “NDA”).

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3.0           TERMS AND CONDITIONS FOR SUBCONTRACTING

3.1           Award of Subcontract. If the Client awards a contract to the Prime Contractor as a result of the Proposal, and subject to any required subcontract consent or approval by the Client, the Prime Contractor will promptly award a subcontract to the Subcontractor for the work proposed by the Subcontractor and listed in Attachment A, to the extent that such work is in the Prime Contract (the “Subcontract”). Other than those terms specified herein, upon which the parties have agreed, the parties agree to negotiate in good faith. By accepting such Subcontract, the Subcontractor agrees not to enter into any contractual arrangement with another contractor for work directly related to that being provided to the Client under the subject Prime Contract. This does not restrict either party's rights to pursue business outside that covered by this RFP or a resulting Prime Contract.

3.2           Consent of Client. If the Subcontract to be negotiated between the parties is subject to the written consent of the Client, the Prime Contractor shall use its best efforts to obtain such consent.

3.3           Scope of Subcontract. Except as may be otherwise agreed, the Subcontract shall reflect the Subcontractor's technical, management and price proposals. The distribution of effort as set forth in Attachment A is based on the Client's awarding the Subcontractor's effort to the Prime Contractor and the continued acceptable performance by Subcontractor as determined by the Client and Prime Contractor.

3.4           Flow Down Provisions. The Subcontract shall contain all mandatory terms and conditions, which under the RFP are required to “flow down” to Subcontractors. The parties agree to negotiate in good faith any additional terms and conditions that may be imposed upon the Prime Contractor after the issuance of the RFP.

3.5           Exclusivity. During the term of this Agreement, the Subcontractor shall not work with parties other than the Prime Contractor to provide the Client with the equipment meeting the requirements, listed in Attachment A. During the term of this Agreement, the Subcontractor shall not work with or assist any bidder other than the Prime Contractor in connection with the Project or the Proposal, nor compete independently for work covered by this Project. Nothing herein shall be construed to limit or restrict the rights of either party to quote, offer to sell or sell to any party other than the Client any products and services which are regularly offered for sale and which are not unique to this Project. In addition, in the event this Agreement is terminated either party shall be free to pursue their individual technical approaches which are unique to this Agreement with any other party.

4.0           GENERAL

4.1           Solicitation of Employees. Each party agrees that during the term of this Agreement or during the term of the Subcontract, whichever is longer, and for one year thereafter, each party agrees not to solicit the employment of any employee, former employee, or consultant of the other party or hire any employee, former employee, or consultant of the other party who has been involved in the performance of services under this Agreement or the Subcontract or any extension thereof.

4.2           Classified Information. If the performance of this Agreement or any resulting Subcontract requires access to or storage of classified data, the parties agree to safeguard all

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classified documents and to provide and maintain a system of security controls in accordance with the requirements of DD Form 254 (Security Agreement), and of the Department of Defense Industrial Security Manual for the safeguarding of Classified Material in effect on the date of this Agreement, including any amendments made after the date of this Agreement.

4.3           General Cooperation. Throughout the period of this Agreement the parties agree to cooperate as may reasonably be required for the success of the Proposal.

4.4           Termination. Except for confidentiality provisions of the NDA and the obligations regarding the solicitation of employees, this Agreement shall terminate upon the occurrence of the earliest of the following events:

4.4.1	The execution of the Subcontract contemplated by this Agreement.

4.4.2	At the option of either party, upon notice to the other after the lapse of one year from the date of this Agreement, if the Client has not awarded a contract to the Prime Contractor from the Proposal; provided, however, that neither party shall have the option to terminate this Agreement if a valid proposal is still under evaluation by the Client.

4.4.3	The failure of the parties to enter into a Subcontract within 90 days after the award of the Prime Contract, both parties having negotiated in good faith in accordance with this Agreement.

4.4.4	Disapproval by the Client of the award of any Subcontract to the Subcontractor; provided, however, that the Subcontractor shall have reasonable opportunity to resolve any issue precipitating such disapproval.

4.4.5	Upon the mutual agreement of the parties.

4.4.6	Receipt by the Prime Contractor of written notice from the Client that it will not award a Prime Contract to the Prime Contractor for this procurement.

4.4.7	Cancellation by the Client of this procurement.

4.4.8	If there is a material change in the circumstances of the procurement requiring dissolution of this Agreement.

4.5           Nature of Agreement. This Agreement shall not be construed to create a joint venture, partnership or other form of business organization of any kind between the parties. At all times the Prime Contractor and the Subcontractor shall remain independent contractors, each responsible for its own employees.

4.6           Notices. All notices and other communications required or contemplated under this Agreement shall be in writing and shall be transmitted to the address set forth at the beginning of this Agreement and to the attention of the “Contracts Department” for Prime Contractor and to the

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attention of the Contractual representative for the Subcontractor set forth in section 2.7 (Authorized Representatives). Such notice shall be sent either by (i) personal delivery, (ii) expedited messenger service, (iii) registered or certified mail, postage prepaid and return receipt requested, (iv) electronic facsimile, or (v) electronic mail. Notices shall be effective upon the date of confirmed delivery or at such time as delivery is refused by addressee upon presentation.

4.7           Waiver. A failure or delay of either Party to this Agreement to enforce at any time any of the provisions of this Agreement or to exercise any option which is herein provided or to require at any time performance or any of the provisions hereof, shall in no way be construed to be a waiver of such provisions of this Agreement.

4.8           Governing Law and Alternative Dispute Resolution (ADR)

4.8.1           The validity, performance, and all matters relating to the effect of this Agreement and any amendment hereto shall be governed by the laws of the State of Maryland, without regard to its choice of laws provisions.

4.8.2            The parties agree to attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation. Any dispute between the Parties relating to this Agreement will first be submitted in writing to a senior executive of both parties, who will promptly meet and confer in an effort to resolve such dispute. Each Party’s executive will be identified by notice to the other Party, and may be changed at any time thereafter by notice to the other. Any agreed decision of the executives is final and binding on the Parties. In the event the executives are unable to resolve any dispute within thirty days after submission to them, either Party may then refer such dispute to mediation in accordance with this Subsection 4.8.2.

4.8.3           If those attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by both parties within forty-five (45) days after written notice by either Party demanding mediation. Such mediation shall be conducted in Annapolis, Maryland. Neither Party may unreasonably withhold consent to the selection of a mediator, and both parties will share the costs of the mediator equally. Each Party shall pay its own attorneys’ fees. By mutual agreement, however, either party may postpone mediation until each has completed some specified but limited discovery regarding the dispute. The Parties may also agree to replace mediation with some other form of ADR, such as neutral fact-finding or a mini-trial.

4.8.4           Any dispute which cannot be resolved between the Parties through negotiation, mediation or other form of ADR within six months of the date of the initial demand for ADR by one of the Parties may then be submitted to a court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party. Nothing in this section will prevent either Party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful, or (b) interim relief from a court is necessary to prevent serious and irreparable injury to that Party or to others.

4.8.5           Performance by the Parties under this Agreement shall not be suspended during the pendency of any dispute unless the Parties otherwise agree.

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4.9           Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid, illegal or unenforceable provisions shall be replaced by a mutually acceptable provision which, being valid, legal and enforceable, comes closest to the intention of the Parties underlying the invalid, illegal or unenforceable provision.

4.10         Headings. The headings and table of contents, if any, in this Agreement are for purposes of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

4.11         Force Majeure. Neither Party shall be liable to the other Party or shall be subject to termination of this Agreement by the other Party for any delay, nonperformance, loss or damage (other than for failure to pay any amount when due) because of reasons beyond its reasonable control including, but not limited to, acts of God, acts of government, war, riots, civil unrest, terrorism, power failures, communication systems failures, accidents in transportation or other causes beyond the reasonable control of the respective Party (“Force Majeure”).

4.12         Assignment. This Agreement and the rights and obligations hereunder may not be assigned, delegated, sublicensed or transferred by either party without the express written consent of the other party which shall not be unreasonably withheld.

4.13         Amendments. No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon the Parties hereto unless made in writing and duly signed by the Parties.

4.14         Public Announcements. Except as otherwise provided herein, neither Party shall issue a press release or make any similar public announcement without the other Party’s prior written consent to the specific language and intended distribution of such press release or announcement. Notwithstanding the foregoing, within thirty (30) days following the award of the Prime Contract, the Parties agree to issue a joint press release so that both Parties can make reference to this in marketing and promotional material.

4.15         No Subcontracting. Subcontractor shall not subcontract any portion of the work covered by this Agreement or the Subcontract without the prior written notice to the Prime Contractor.

4.16         Survival of Provisions. The Parties agree that where the context of any provision indicates an intent that it shall survive the termination of this Agreement, then it shall so survive.

4.17         Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all counterparts shall constitute but one and the same instrument, sufficient evidence of which for all purposes shall be any set containing counterparts executed by both Parties. The Parties agree that executed counterparts (a) may be delivered electronically; and (b) shall evidence a binding agreement.

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4.18         Entire Agreement. This Agreement, including the recitals and attachments thereto, contains the entire agreement of the parties as to their relationship in connection with the Project, and supersedes any previous agreements, oral or written, except for the NDA.

IN WITNESS WHEREOF the parties have caused this Agreement to be signed by their respective duly authorized officers, as of the date set forth above.

TeleCommunication Systems, Inc.

Date:	05/15/13	BY:	/s/ A. Celeste Ciecierski
Name: A. Celeste Ciecierski
Title: Vice President, Contracts

SUBCONTRACTOR

Date:	5-16-13	BY:	/s/ John W. Boelke
Name: John W. Boelke
Title: Vice President, Contracts

[Signature Page for Teaming Agreement]

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TCS TEAMING AGREEMENT

ATTACHMENT A

STATEMENT OF WORK

The exclusivity obligation is only valid if the scope of any Project under the Program includes at least one of the following requirements:

•	SNAP 3T
•	SNAP Auto Pointing GUI Software
•	Passed validation exercises such as NIE Validation or JTAP
•	PEO C3T/PM WIN-T endorsed and available solution
•	Transit cased deployable solution already fielded for current US Military operational missions
•	Received JF12 approval
•	Received US Army Approved Safety Assessment completed
•	TRC 170 Interoperability testing for both Army or Air Force completed

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